Exhibit 21.1
List of Subsidiaries
The following are certain subsidiaries of FXCM Inc.:

Name of Subsidiary	State of Organization
FXCM Holdings, LLC	Delaware
Forex Capital Markets LLC	Delaware
Forex Trading L.L.C.	Delaware
FXCM Asia Limited	Hong Kong
Forex Capital Markets Limited	England and Wales
FXCM Australia Limited	New Zealand
ODL Group Limited	England and Wales
FXCM Japan Securities Co. Ltd.	Japan
FXCM Securities Limited	England and Wales
Faros Trading LLC	Delaware
Lucid Markets Trading Limited/Lucid Markets LLP	England and Wales
V3 Markets LLC	Delaware